                                                                    Exhibit 99.1

        CADENCE DESIGN SYSTEMS ANNOUNCES INTENTION TO OFFER $350 MILLION
                            SENIOR CONVERTIBLE NOTES

SAN JOSE, CALIF., AUGUST 11, 2003 -- Cadence Design Systems, Inc. (NYSE: CDN) today announced its intention to commence an offering, subject to market conditions, of $350 million principal amount of zero coupon zero yield senior convertible notes due 2023 to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The conversion rate and other terms of the notes are to be determined by negotiations between the company and the initial purchasers of the notes.

Cadence expects to grant the initial purchasers an option to purchase up to an additional $50 million principal amount of senior convertible notes. Cadence intends to use a portion of the proceeds to purchase up to $100 million of shares of its common stock concurrently with, and possibly after, pricing of the notes. These repurchases will be made pursuant to Cadence's previously announced stock repurchase program.

Cadence intends to enter into a convertible bond hedge transaction with one of the initial purchasers with respect to its common stock to limit potential dilution from conversion of the notes. Cadence also intends to enter into a call option transaction with one of the initial purchasers. Cadence expects to expend an aggregate of approximately $63 million of the net proceeds of the offering in connection with these two transactions. Cadence plans to use the remainder of the proceeds for general corporate purposes.

In connection with the convertible bond hedge transaction and call option transaction, the initial purchaser that is a party to those transactions has advised Cadence that it will purchase Cadence common stock in secondary market transactions prior to pricing of the notes, and expects to enter into various over-the-counter derivative transactions with respect to Cadence common stock simultaneously with, and possibly after, pricing of the notes and may continue to purchase Cadence common stock in secondary market transactions following pricing of the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not Cadence will offer the notes or consummate the offering, or enter into the bond hedge transaction or the call option transaction, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to Cadence's most recent filings with the Securities and Exchange Commission.

Cadence does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

                                        2